Exhibit 10.1

PolarityTE Separation, Transition and Release of Claims Agreement

THIS SEPARATION, TRANSITION AND RELEASE OF CLAIMS AGREEMENT (the “Agreement”) is entered into as of the 31st day of March 2020 (the “Transition Date”) by and between Paul E. Mann (the “Employee”); and PolarityTE, Inc., a Delaware corporation, and PolarityTE MD, Inc., a Nevada corporation, and subsidiary of PolarityTE, Inc. (collectively the “Company”). Employee and the Company are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Employee has been employed as Chief Financial Officer since June 21, 2018;

WHEREAS, the Parties have agreed that the Executive Employment Agreement between the Parties dated May 12, 2018, as amended June 28, 2019 (the “EEA”) is ending as of the Transition Date and Employee will assist in the smooth transition of his duties and responsibilities during the period (the “Transition Period”) between the Transition Date and April 15, 2020, or such later date as the Employee and Company shall mutually agree (the “End of Service Date”); and

WHEREAS, the Parties have agreed that after the End of Service Date and through December 31, 2020, the Employee will continue to be engaged by the Company as a consultant;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Transition; End of Service; Consulting Arrangement.

(a) Employee hereby acknowledges his resignation, as of the Transition Date, from the role of Chief Financial Officer, and from any and all offices, appointments and memberships that Employee held with or on the boards of directors, boards of managers and other governing boards or bodies of the Company and each of its affiliates. As of the Transition Date, Employee transitions to the role of a non-executive employee of the Company. Employee shall cooperate with the Company and each of its affiliates and do all acts and execute all additional documents, if and to the extent required, that may be reasonably requested by the Company to confirm Employee’s resignation from any and all offices, appointments and memberships that Employee holds with the Company and each of its affiliates.

(i) The Company agrees to continue to employ Employee, and Employee agrees to continue in the employ of the Company, pursuant to the terms of this Agreement during the Transition Period.

(ii) During the Transition Period, Employee agrees to assist with the transition of Finance Department functions and matters to the new chief financial officer, transition finance and investment banking opportunities and relationships to the President of the Company, and such additional duties and services to which the Parties mutually agree upon from time to time. In providing the services under this Agreement, Employee shall be a non-executive employee of the Company and as such shall have no authority to bind the Company or its affiliates to any agreement or obligation of any type or nature. Employee shall act in accordance with such status and not hold himself out as an officer of the Company or any affiliate.

(iii) During the Transition Period Employee will devote the requisite business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the Parties acknowledge and agree that Employee may (A) engage in and manage Employee’s personal investments, and (B) pursue and engage in new business and employment opportunities; provided, that in doing so Employee does not violate any non-disclosure or confidentiality obligations that apply to Employee as contemplated by Section 6 of this Agreement.

(b) Unless this Agreement is earlier terminated, Employee acknowledges that his last working day with the Company as a full-time employee will be the End of Service Date. Employee shall receive regular salary through the end of the End of Service Date (or last day of service, if earlier) payable in accordance with the Company’s customary payroll practices, less applicable statutory deductions and tax withholdings. Employee shall be entitled to continue to receive his existing medical and other insurance benefits (at the same cost to Employee) through the end of April 2020. Employee may thereafter elect to continue healthcare coverage at Employee’s expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA.

(c) Beginning April 16, 2020 and continuing through the earlier of the date Employee commences employment with another person and December 31, 2020 (the “Consulting Period”) the Employee shall provide to the Company as requested by the Company, but not to exceed 10 hours of service per month, consulting services to the Company on finance and related business matters. In consideration for such services, the Company will pay to Employee in arrears a consulting fee of $1,000 per calendar month (prorated for any portion of a calendar month of service), which shall be paid within 10 days following the end of each calendar month. Employee shall act at all times during the Consulting Period as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, PolarityTE shall neither have nor exercise control or direction whatsoever over the services of Employee during the Consulting Period, and Employee shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company. The Company will make no deductions from any of the payments due to Employee under this Section 1(c) for state or federal tax purposes. Employee agrees that he shall be personally responsible for any and all taxes and other payments due on payments received by him form the Company under this Section 1(c).

2

2. Severance Payment and Benefits. As consideration for the Employee’s services under Section 1(a), waiver and release of claims in Section 3, and other post-termination obligations, the Company agrees to provide the following benefits to which the Employee is not otherwise entitled:

(a) Equity Awards. As of the Transition Date all unvested stock options, restricted stock units, and unvested restricted stock awards shall cease to vest, except for the following:

(i) 65,000 restricted stock awards July 1, 2019, shall accelerate and fully vest on May 13, 2020;

(ii) 67,500 restricted stock awards granted August 6, 2019, shall accelerate and fully vest on May 15, 2020; and

(iii) 67,500 restricted stock awards granted August 6, 2019, shall accelerate and fully vest on May 18, 2020.

The Employee shall satisfy any federal, state or local tax withholding obligation by one of the following means: (A) tendering a cash payment for the full amount of the federal, state or local tax withholding obligation; or (B) full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions (I) to a brokerage firm to effect the immediate sale of a sufficient number of the shares to be issued to generate the funds required to cover the applicable Federal, state and local income and employment taxes required to be withheld in connection with such issuance, and remit such funds to the Company out of the sale proceeds available on the settlement date, and (II) to the Company to deliver the shares to be issued directly to such brokerage firm in order to complete the sale transaction.

(b) Health Benefits Payment. If this Agreement is not terminated before the End of Service Date and Employee elects to continue healthcare coverage in accordance with COBRA beyond April 30, 2020, Company will pay to Employee as additional compensation one month of COBRA premiums through the date of May 31, 2020, subject to Employee’s continued coverage under the health plan during that period.

(c) Full Satisfaction. The Parties acknowledge and agree that the consideration set forth in this Section 2 is in full, final and complete settlement of any and all claims that Employee could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees). Employee acknowledges that such consideration is being made as consideration for the waivers and releases set forth in Section 3.

3

3. Release. In consideration for the payments and benefits described above and for other good and valuable consideration, Employee hereby releases and forever discharges the Company, as well as its affiliates and all of their respective directors, officers, Employees, members, agents, and attorneys (the “PolarityTE Released Parties”), of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company, the termination of his employment with the Company, or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims based on breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Utah Anti-Discrimination Act, as amended; the Equal Pay Act of 1963, as amended (“EPA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys’ fees, incurred in any of these matters. The Company also acknowledges that Employee does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the End of Service Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement or limit the right of the Employee to indemnification from the Company on the terms stated in the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended. However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the U.S. Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint, with the sole exception of any right to monetary relief to an SEC award issued to Employee pursuant to Section 922 of the Dodd Frank Wall Street Reform and Consumer Protection Act. Employee further promises that he will not file, instigate or participate in any proceeding or claim against any of the PolarityTE Released Parties relating to released hereunder, and in the event that Employee breaches this covenant he agrees to indemnify the PolarityTE Released Parties for all damages and expenses, including attorneys’ fees, incurred by the PolarityTE Released Parties in defending, participating in or investigating any matter or proceeding covered by this covenant.

4. Verification of Employment. In response to any third-party inquiry the Company will not comment on Employee’s employment unless directed to do so by the Employee in writing. It is the Company’s current reference policy to confirm only the Employee’s dates of employment, job title and most recent salary upon receipt of a reference request.

5. Non-Disparagement. Each of Employee and the Company hereby agrees, for himself and itself and any other of their respective representatives while they are acting on his or its behalf, that he and it have not and will not, directly or indirectly, disparage, make negative statements about or act in any manner that is intended to or does damage to the goodwill or business or personal reputations of the other Party or their respective affiliates.

4

6. Non-Disclosure; Non-Competition; Non-Solicitation. The Employee and Company are parties to the Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement dated June 16, 2018, and Intellectual Property Rights Ownership Clarification and Assignment Agreement dated August 26, 2019, true and correct copies of which are attached hereto under Exhibit A (collectively the “IP Agreements”). The Parties hereto agree and acknowledge that the IP Agreements are not affected by this Agreement, will continue if full force and effect during the Consulting Period, will survive the execution and delivery of this Agreement, and remains in full force and effect until the expiration of the term stated therein.

7. Confidentiality. Employee agrees that he (including his agents and representatives) shall keep the fact of this Agreement, including its terms, strictly confidential, and Employee promises that neither he nor his agents or representatives shall disclose, either directly or indirectly, any information concerning the fact or terms of this Agreement to anyone, except that:

(a) Employee may disclose this Agreement to his spouse and his legal, financial and tax advisors as may be necessary for the rendition of professional services, each of whom must agree to be bound by the terms of this Confidentiality provision; and

(b) Employee may disclose this Agreement to the extent required by law, or in an action to enforce this Agreement or arising from the breach of alleged breach of this Agreement.

By executing this Agreement, Employee represents that he has not disclosed, either directly or indirectly, any information concerning the fact or terms of this Agreement to anyone, except as allowed under this Section 7.

8. Future Cooperation. Employee agrees to reasonably cooperate with Company, its financial and legal advisors in any pending and future claims, investigations, administrative proceedings or lawsuits that relate to Company and for which Employee may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with Company’s standard policies. The Parties agree that should Employee’s assistance be required in connection with any such matters that the Parties will agree to reasonable compensation for such services and schedule such cooperation at such times to not unreasonably interfere with Employee’s future employment or service obligations.

9. Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of Utah, exclusive of its conflicts of laws principles. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the State of Utah, County of Salt Lake, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

5

10. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both Parties. Until such time as this Agreement has been executed and subscribed by both Parties hereto, its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any Party. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the Parties with respect to the subject matter hereof (including survival and enforceability of the IP Agreements pursuant to Section 6, above) and supersedes any and all prior agreements and understandings, oral or written, between the Parties.

11. Assignment. Neither Party has assigned or transferred any claim such Party is releasing, nor has such Party purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds, and inures to the benefit of, the Parties and each Party’s heirs, administrators, representatives, executors, successors, and assigns.

12. No Claim Filed. Employee represents that Employee has not filed any claim, complaint, charge or lawsuit against any of the PolarityTE Released Parties with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter concerning any matter, claim or incident, known or unknown, that occurred or arises out of events or omissions occurring prior to the date of this Agreement or concerning or relating to any claim released herein.

13. Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee.

14. Acknowledgements. The Parties agree that:

(a) Each Party fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with each of their respective independent legal counsel or has been provided with a reasonable opportunity to do so;

(b) Each has had answered to his or its satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement;

(c) Employee is signing this Agreement knowingly, voluntarily, and in full settlement of all claims that existed in the past or that currently exist that arise out of his employment with the Company or the circumstances surrounding his resignation prior to the date when he executes this Agreement; and

(d) Each agrees to abide by all the terms and conditions contained herein.

15. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally or (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, in the manner provided for in this Section, and properly addressed as follows:

6

If to the Company:

PolarityTE MD, Inc.

Legal Department

123 North Wright Brothers Drive

Salt Lake City, UT 84116

Legal@PolarityTE.com

If to Employee:

Paul E. Mann

XXXXXXXXXXXXXXX

XXXXXXXXXXXXXXX

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

17. Attorneys’ Fees. If any Party shall commence any action or proceeding against another Party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing Party therein shall be entitled to seek to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees.

[Signature page follows]

7

IN WITNESS HEREOF, the Parties hereby enter into this Agreement and affix their signatures as stated below:

POLARITYTE, INC.

And its subsidiary, PolarityTE MD, Inc.

By:	/s/ David Seaburg
Name:	David Seaburg, President

Date: March 31, 2020

EMPLOYEE

/s/ Paul Mann
Paul E. Mann

Date:	March 31, 2020

8

Excluded Exhibits: The following documents included under Exhibit A of the Agreement have been excluded from this document as filed with the Securities and Exchange Commission:

●	Proprietary Information, Invention Assignment, and Restrictive Covenant Agreement dated June 16, 2018, and

●	Intellectual Property Rights Ownership Clarification and Assignment Agreement dated August 26, 2019.